Exhibit 10.1

LOAN AND SECURITY AGREEMENT

By and Between

MERCATOR MOMENTUM FUND III, LP

As Lender

And

MEDICAL DISCOVERIES, INC.,

As Borrower

Dated as of September 7, 2007

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is made as of September 7, 2007 (the "Loan Agreement"), by and Mercator Momentum Fund III, LP, a California limited partnership (together with each of its successors, assigns and designees, the "Lender"), as lender, and MEDICAL DISCOVERIES, INC., a Utah corporation ("Borrower"), as borrower, with reference to the following facts and circumstances:

RECITALS

A. Borrower desires that Lender make available to Borrower a secured term credit facility (the "Loan") in the amount of One Million Dollars ($1,000,000) (the "Loan Amount").

B. The Loan shall be evidenced by, among other things, secured promissory notes, in the form of Exhibit A attached hereto, in the aggregate principal amount not to exceed One Million Dollars ($1,000,000) and executed by Borrower in favor of Lender (together with all renewals, rearrangements, replacements, modifications, substitutions, and extensions thereof, each, a “Note” and, collectively, the “Notes”).

C. Borrower may draw on the Loan at such times as specified in the draw-down schedule attached hereto as Exhibit C in accordance with that certain letter agreement entitled the Permitted Payments by Medical Discoveries, Inc., dated of even date herewith (the “Letter Agreement”) attached hereto as Exhibit B among Lender, Borrower and the Emmes Group Consulting LLC, a California limited liability company (the “Advisors”).

D. As a condition precedent to making the Loan to Borrower, Lender requires, among other things, that Borrower grant to Lender a first priority fully perfected security interest in the Collateral (as defined in Section 6) of Borrower.

E. Lender has agreed to advance the Loan Amount to Borrower, and Borrower has agreed to borrow the Loan Amount from Lender, on the terms and conditions contained in this Loan Agreement, the Note and the Letter Agreement (collectively, the “Loan Documents”).

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

Section 1.   The Loan.

1.1  Agreement to Lend. In reliance upon the representations and warranties contained herein and subject to compliance by Borrower with the terms and conditions of this Loan Agreement, Lender hereby agrees to loan to Borrower an amount not to exceed the Loan Amount, evidenced by the Notes, on the terms and conditions set forth herein.

1.2  Interest on the Principal Indebtedness. Interest on the outstanding principal indebtedness of the Loan shall accrue at the rate and be payable in the manner and at the times set forth in the Notes.

1.3  Manner of Payment. All payments hereunder or any other Loan Document shall be made in accordance with the provisions hereof or thereof without setoff or counterclaim as against the Lender, in lawful money of the United States of America, free and clear of and without deduction for any taxes, fees or other charges of any nature whatsoever imposed by any taxing authority.

1.4     Consideration for Loan. Lender and two affiliated investment funds currently own warrants to purchase the following number of shares of Common Stock: (i) Lender owns warrants to purchase 9,360,701 shares of Common Stock; (ii) Mercator Momentum Fund, L.P. owns warrants to purchase up to 13,516,777 shares of Common Stock; and (iii) Monarch Pointe Fund, Ltd. owns warrants to purchase up to 4,575,495 shares of Common Stock (the foregoing warrants are herein collectively referred to as the “Outstanding Warrants”). Each of the Outstanding Warrants has an exercise price of $0.1967 per share. In consideration for agreeing to make the Loan and for the other agreements made by Lender hereunder, Borrower and Lender agree that, concurrently with the execution of this Agreement and the funding of the first $250,000 advance under the Loan, (a) all of the Outstanding Warrants are being returned to Borrower and cancelled by Borrower, and (b) Borrower is issuing to the holders of the Outstanding Warrants new warrants (the “New Warrants”) to purchase the same number of shares as the Outstanding Warrants. The New Warrants have an exercise price of $0.01 per share, permit the holder to exercise the New Warrants on a “cash-less” exercise basis, and have an expiration date of September 30, 2013. The form of the New Warrants is attached hereto as Exhibit D.

Section 2.   Disbursement of Loan Proceeds.

2.1  Funding of Disbursement. Upon the fulfillment of all the conditions set forth in this Section 2 to the disbursement of the proceeds of the Loan, or the waiver of any such conditions in writing, and the delivery of an executed Borrowing Certificate (as defined in and pursuant to the terms of the Letter Agreement) and executed Note in conformity with the draw-down limit amounts set forth in Exhibit B, Lender shall make disbursements to or at the direction of Borrower up to the Loan Amount.

2.2  Conditions Precedent to Disbursement of Loan Proceeds. The obligation of Lender to disburse to Borrower the proceeds of the Loan pursuant to the terms hereof shall be subject to the fulfillment of the following conditions precedent:

(a)  The representations and warranties contained in Section 3 of this Agreement or otherwise made on behalf of Borrower in connection with the Loan shall be true and correct in all material respects.

(b)  A Note, duly executed and delivered by Borrower;

(c)  A Borrowing Certificate, duly executed and delivered by Borrower, and approved in accordance with the Letter Agreement;

(d)  One or more UCC-1 Financing Statements covering the Collateral duly executed by Borrower, and the assignment and delivery of such Collateral as Lender may reasonably request; and

(e)  Such other documents, instruments and assurances as Lender may request in its reasonable discretion in order to effect fully the purposes of this Loan Agreement.

(f)  Trading in Borrower’s common stock (the “Common Stock”) shall not have been suspended by the Securities and Exchange Commission (the “Commission”), the Common Stock shall be listed for trading on a public securities trading system or exchange, including the Pink Sheets, the Over-the-Counter Bulletin Board (the “OTCBB”), the Nasdaq Capital Market, the Nasdaq Global Market, or any exchange.

(g)  The warrants issued in 2004 to the purchasers of Borrower’s currently issued and outstanding shares of Series A Convertible Preferred Stock Offering (the “2004 PIPE Investors”) shall have received from Borrower duly executed amended warrants to purchase shares of Common Stock, which amended warrants lower the exercise price to $0.01 per share and extend the expiration date to September 30, 2013.

(h)  Lender shall have received from Borrower (i) a copy of the executed certain Share Exchange Agreement between Borrower, Richard Palmer, and Mobius Risk Group LLC, regarding the purchase by Borrower of all of the outstanding equity interests of Global Clean Energy Holdings, LLC, a Delaware limited liability company (“Global”), (ii) written confirmation that the transactions contemplated by the Share Exchange Agreement have been consummated, (iii) written confirmation that Borrower has commenced a financial audit by its certified public accountant for the fiscal year ended December 31, 2006 and the preparation of Borrower’s financial statements for the fiscal year ended December 31, 2006 in accordance with general accepted accounting principles (“GAAP”), and (iv) written confirmation that Borrower has commenced the preparation of the delinquent annual and quarterly reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Sections 13(a) or 15(d) of the Exchange Act (the “SEC Reports”).

Section 3.   Representations and Warranties of Borrower. As an inducement to the Lender to enter into the Loan Documents and to make the Loan as provided herein, Borrower represents and warrants to the Lender that as of the Closing Date, each of the following representations and warranties shall be true and correct in all material respects:

3.1  Due Authorization; Organizational Documents.

(a)  Borrower (i) is a corporation duly formed, validly existing, in good standing and qualified to do business under the laws of the State of Utah, and is duly qualified and in good standing in each jurisdiction in which the character of its business makes such qualification necessary, or, if not so qualified, the failure to so qualify will not have a materially adverse effect upon its financial condition, operation or business (a “Material Adverse Effect”); (ii) Borrower has the requisite corporate power and authority to own its properties and to carry on its businesses as now conducted; and (iii) Borrower has the requisite corporate power and authority to make and carry out this Loan Agreement, and each of the Loan Documents.

(b)  True, correct and complete copies of the organizational documents of Borrower, including any and all amendments thereto, have been delivered by Borrower to Lender.

3.2  Loan Agreement, Note and Loan Documents Authorized. The execution, delivery and performance of the Loan Documents by Borrower, are duly authorized and do not require the consent or approval of any governmental body or other regulatory authority; are not in contravention of or conflict with any law or regulation or any term or provision of its organizational documents; and the Loan Documents are valid and binding obligations of Borrower enforceable in accordance with their terms.

3.3  Collateral.

(a)  Borrower is the sole owner of its rights in the Collateral, free and clear of any liens and is fully authorized to grant the Security Interest in and to pledge the Collateral. There is not on file in any governmental or regulatory authority, agency or recording office an effective financing statement, security agreement or transfer or any notice of any of the foregoing covering or affecting any of the Collateral. So long as this Loan Agreement and Note shall be in effect, Borrower shall not execute and shall not authorize the filing of in any such office or agency any such financing statement or other document or instrument (except to the extent filed or recorded in favor of Lender pursuant to the terms of this Loan Agreement) without the prior written consent of Lender.

(b)  Borrower represents and warrants that it has no place of business or offices where its respective books of account and records are kept (other than temporarily at the offices of its attorneys or accountants) or places where the Collateral is stored or located, other than at its offices at (i) 1388 South Foothill Drive, #266 Salt Lake City, Utah 84108 and (ii) 30103 West Gwinn Road Prosser, Washington 99350.

(c)  Borrower shall at all times maintain its books of account and records relating to the Collateral at its principal place of business in Utah and may not relocate such books of account and records unless it delivers to Lender at least 30 days prior to such relocation (i) written notice of such relocation and the new location thereof (which must be within the United States) and (ii) evidence that appropriate financing statements and other necessary documents have been filed and recorded and other steps have been taken to perfect the Security Interest to create in favor of each of Lender a valid, perfected and continuing first priority lien in the Collateral.

(d)  Borrower has no knowledge of any claim that any of the Collateral or Borrower’s use of any Collateral violates the rights of any third party. There has been no adverse decision of which Borrower is aware as to Borrower’s exclusive (or nonexclusive, as the case may be) rights to use the Collateral in any jurisdiction, and, to the knowledge of Borrower there is no proceeding involving said rights pending or threatened before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority.

(e)  This Loan Agreement creates in favor of the Lender a valid security interest in the Collateral, securing the payment and satisfaction of the Obligations (as defined in Section 6), and, upon making all applicable filings, a perfected first priority security interest in the Collateral. No authorization or approval of or filing (other than the filings referred to in the immediately preceding sentence) with or notice to any governmental authority or regulatory body is required either: (i) for the grant by Borrower of, or the effectiveness of, the Security Interest granted hereby or for the execution, delivery and performance of this Loan Agreement by Borrower or (ii) for the perfection of or exercise by Lender of its rights and remedies hereunder.

(f)  On the date of execution of this Loan Agreement, Borrower authorizes each Lender to file one or more financing statements under the UCC with respect to the Security Interest for filing in the States of Utah, Washington and Texas, and in such other jurisdictions as Lender deem necessary.

(g)  Borrower shall at all times maintain the Security Interest provided for hereunder as a valid and perfected first priority security interest in the Collateral in favor of Lender and insure that such Security Interest remains senior to all existing and hereafter created security interests and liens. Borrower shall safeguard and protect all Collateral. Borrower hereby agrees to defend the same against any and all persons.

(h)  Borrower will not sell, transfer, lease or otherwise dispose of any of the Collateral without the prior written consent of Lender. Notwithstanding the foregoing, Lender here authorize Borrower to complete the sale of its rights to that certain topical aromatase inhibitor cream that is has agreed to sell Eucodis Pharmaceuticals Forschungs - und Entwicklungs GmbH, an Austrian company, pursuant to the July 6, 2007 Sale and Asset Purchase Agreement (the “Eucodis Sale”).

(i)  Borrower shall keep and preserve the tangible Collateral in good condition, repair and order, and shall not knowingly operate or locate any such Collateral (or cause to be operated or located) in any area excluded from insurance coverage unless, in each case, where the failure to comply with the foregoing provisions does not result in an adverse effect on the value of the Collateral or on Lender’s security interest therein.

(j)  Borrower shall, within 10 days of obtaining knowledge thereof, advise Lender, in sufficient detail, of any substantial change in all or any material portion of the Collateral, and of the occurrence of any event which would have a material adverse effect on the value of the Collateral or on Lender’s security interest therein.

(k)  Borrower shall permit Lender and its representatives and agents upon prior written consent to inspect the Collateral at any time during normal business hours, and to make copies of records pertaining to any material item of Collateral as may be reasonably requested by Lender from time to time.

(l)  Borrower shall promptly notify Lender in sufficient detail upon becoming aware of any attachment, garnishment, execution or other legal process levied against any Collateral and of any other information received by Borrower that reasonably would be expected to have an adverse effect on the value of the Collateral, the Security Interest or the rights and remedies of Lender hereunder.

(m)  Borrower shall not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral where violation is reasonably likely to have a material adverse effect on Lender’s rights in the Collateral or Lender’s ability to foreclose on the Collateral.

(n)  Borrower shall not grant to any person or entity any rights or interest in or to any of the Collateral.

3.4  Change in Name. Borrower shall notify Lender of any change in Borrower’s name or identity within 30 days of such change.

3.5  No Conflict. The execution, delivery and performance of the Loan Documents will not breach or constitute a default under any agreement, indenture, undertaking or other instrument to which Borrower is a party or by which it or any of its properties may be bound or affected, and, other than in favor of Lender, such execution, delivery and performance will not result in the creation or imposition of (or the obligation to create or impose) any lien, charge or encumbrance on, or security interest in, any of its properties pursuant to any of the foregoing.

3.6  No Litigation. Except as disclosed to Lender in writing, there is no litigation or other proceedings pending or, to the knowledge of Borrower, threatened against or affecting it, or its properties or the Collateral and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

3.7  Consents. Except for the filing of the UCC-1 Financing Statements, no consents, approvals, filings, permits or notices of, from, with or to any person or entity are required on the part of Borrower in connection with the execution of this Loan Agreement or any of the transactions contemplated hereby that have not been duly obtained, made or given, as the case may be.

3.8  Solvency. None of the transactions contemplated hereby or by any other Loan Document will be or have been made with an actual intent to hinder, delay or defraud any present or future creditors of Borrower. After giving effect to the transactions contemplated hereby and by each of the Loan Documents, Borrower will not be left with an unreasonably small capital for the business or transactions in which it is engaged or about to be engaged.

3.9  No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and Borrower has no knowledge of any person or entity contemplating the filing of any such petition against it.

3.10  Tax Filing. Borrower has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower, if any. Borrower believes that its tax returns properly reflect the income and credits and losses of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.11  Defenses. The Loan Documents are not subject to any valid right of rescission, setoff, abatement, diminution, counterclaim or defense as against the Lender and its successors and assigns in interest, including the defense of usury, and the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, will not render the Loan unenforceable, in whole or in part, or subject to any right of rescission, setoff, abatement, diminution, counterclaim or defense, including the defense of usury, and Borrower has not taken any action which would give rise to the assertion of any of the foregoing and no such right of rescission, setoff, abatement, diminution, counterclaim or defense, including the defense of usury, has been asserted with respect thereto.

3.12  Enforceability. The Loan Documents executed by Borrower have been duly and validly authorized, executed and delivered by Borrower, and are valid, legal, binding and enforceable obligations of Borrower, subject as to enforcement to bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor's rights and to general principles of equity limiting the availability of equitable remedies, to the extent the effect of such laws and principles are not waivable under law or in equity.

3.13  ERISA.

(a)  Borrower is not an employee benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974 (as amended from time to time, "ERISA");

(b)  Neither Borrower nor any ERISA Affiliate (as hereinafter defined) of Borrower maintains, sponsors, contributes to or is obligated to contribute to, or during the 5 years ending on the date of the execution and delivery of this Loan Agreement has maintained, sponsored, contributed to or was obligated to contribute to, any employee pension benefit plan (as defined in Section 3(2) of ERISA) (a "Plan") which is subject to Title IV of ERISA or section 302 of ERISA or section 412 of the Internal Revenue Code of 1986, as amended (the “Code”). "ERISA Affiliate" means Borrower and all other entities (whether or not incorporated) which, together with Borrower, would be treated as a single employer under any or all of Sections 414(b), (c) or (m) of the Code; and

(c)  No employee welfare benefit plan (as defined in Section 3(1) of ERISA ("Welfare Plan")) which Borrower or any ERISA Affiliate maintains, sponsors, contributes to or is obligated to contribute to, provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to any current or former employee of Borrower beyond their retirement or other termination of service other than (a) coverage mandated by applicable law, (b) retirement or death benefits under any Plan or (c) disability benefits under any Welfare Plan that have been fully provided for by insurance or otherwise.

3.14  Investment Company. Borrower is not now required and will not be required to register under the Investment Company Act of 1940, as amended.

3.15  Financial Information. The historical financial data concerning Borrower that has been delivered by Borrower to the Lender, consisting of the unaudited, internally prepared balance sheet and income statement for the period ending September 30, 2006, is true, complete and correct in all material respects and fairly presents the financial condition of the persons or entities covered thereby as of the date of such reports. Since the delivery of such data, except as otherwise disclosed in writing to the Lender, there has been no material adverse change in the assets, liabilities or financial position of Borrower or in the results of operations of Borrower. Borrower has not incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which could reasonably be expected to cause a Material Adverse Effect.

3.16  Use of Funds. The Loan Amount is to be used by Borrower as set forth on that certain Use of Proceeds Plan, attached hereto as Schedule 3.16, and for no other purpose.

Section 4.   Affirmative Covenants. Borrower hereby covenants and agrees that, so long as any portion of the Loan Amount remains unpaid or any other amount is owing to the Lender under any of the Loan Documents:

4.1  Maintenance of Existence and Properties. Borrower shall preserve and maintain its existence and all rights, privileges and franchises necessary in the normal conduct of its business, except those rights, privileges and franchises the failure of which to maintain will not result in a Material Adverse Effect, and keep the property that is useful or necessary in its business in good working order and condition, and from time to time make or cause to be made all needed repairs, renewals and replacements thereto. Borrower shall at all times comply in all material respects with, and shall cause Borrower’s properties to comply in all material respects with applicable law.

4.2  SEC Reports; Financial Statements. Borrower will file all delinquent SEC Reports by October 31, 2007. Borrower will file all other SEC Reports on a timely basis or will timely file a valid extension of such time of filing and will file any such SEC Reports prior to the expiration of any such extension. All of the financial statements included in the delinquent SEC Reports and any registration statement will be prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and will fairly present in all material respects the financial position of Borrower as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.3  Registration Statement. Within 30 days after filing all delinquent SEC Reports, Borrower will file a post-effective amendment Registration Statement on Form SB-2 (Registration No. 0333-121635) that registers for the resale certain shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock (the “Registrable Securities”) on a continuous basis pursuant to Rule 415 (the “Registration Statement”), and after such post-effective amendment has been declared effective, will until the earlier of (i) the date that all of the Registrable Securities have been sold, or (ii) the date that Borrower receives an opinion of counsel to Borrower that all of the Registrable Securities may be freely traded without registration under the Securities Act, under Rule 144 promulgated under the Securities Act or otherwise, shall amend the Registration Statement or supplement the prospectus to the Registration Statement, as may be required, to cause the Registration Statement to include sufficient Registrable Securities.

4.4  Proxy Statement; Amendment of Articles of Incorporation. By no later than October 30, 2007, Borrower shall prepare and mail to the shareholders of Borrower proxy materials or other applicable materials requesting authorization to amend Borrower’s articles of incorporation or other organizational document to increase the number of shares of Common Stock which Borrower is authorized to issue to 350,000,000 shares of Common Stock in order to have available a sufficient number of authorized but unissued shares of Common Stock to comply with its obligations to issue shares of Common Stock upon the conversion of the outstanding shares of Series A Convertible Preferred Stock and upon the exercise of the Warrants owned by the 2004 PIPE Investors. In connection therewith, Borrower’s board of directors shall (a) adopt proper resolutions authorizing such increase, (b) recommend to and otherwise use its best efforts to promptly and duly obtain shareholder approval to carry out such resolutions (and hold a special meeting of the shareholders as soon as practicable, but in any event not later than the 60th day after delivery of the proxy or other applicable materials relating to such meeting) and (c) within five business days of obtaining such shareholder authorization, file an appropriate amendment to Borrower’s articles of incorporation or other organizational document to evidence such increase.

4.5  OTCBB. Within 10 business days after Borrower has filed all delinquent SEC Reports, Borrower will apply to be quoted on the OTCBB, and after such listing is granted, will comply with all rules of, and satisfy all requirements to maintain quotation on, the OTCBB.

4.6  Inspection of Financial Records; Discussions. Borrower shall (i) keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP or as otherwise required under any Loan Document and under all applicable law shall be made of all dealings and transactions in relation to its business and activities, and (ii) upon reasonable notice to permit representatives of the Lender and its agents and regulatory authorities to examine and make copies of, or abstracts from, any of its financial records at any reasonable time during normal business hours and as often as may reasonably be desired by the Lender and to discuss the business, operations, properties and financial and other conditions of Borrower with officers of Borrower and with its independent certified public accountants. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any reasonable costs and expenses incurred by the Lender to examine Borrower's accounting records, as the Lender shall reasonably determine to be necessary or appropriate in the protection of the Lender’s interest.

4.7  Notices. Promptly upon becoming aware thereof, Borrower shall give written notice to the Lender of (i) any claims, proceedings or disputes (whether or not purportedly on behalf of Borrower) against, or to Borrower's knowledge, threatened or affecting Borrower which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or which involve in the aggregate monetary amounts in excess of $50,000, (ii) the occurrence of any Event of Default hereunder, or (iii) any Material Adverse Effect. If requested by the Lender, Borrower shall deliver an Officer's Certificate of Borrower specifying the nature and details of any of the foregoing matters and the actions taken and proposed to be taken by Borrower in response thereto.

4.8  Expenses. Borrower shall pay, indemnify and save harmless the Lender with respect to all taxes (other than income or franchise taxes or taxes caused by actions or elections of the Lender) and all reasonable out-of-pocket expenses (including, without limitation, reasonable fees and disbursements of counsel and special local counsel) incident to enforcement and administration of the Loan Documents and the negotiation and preparation of any amendments, waivers and renewals relating to any thereof and the protection of the rights of the Lender under the Loan Documents whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving Borrower or a "workout" of the Loan. The Loan shall not be considered to have been paid in full unless all obligations under this Section 4.8 shall have been fully performed (except for contingent indemnification obligations for which no claim has actually been made). Reasonable expenses incurred by Lender in connection with considering any request by Borrower for approval, modification or waiver shall be paid or reimbursed to Lender by Borrower regardless of whether approved by Lender.

4.9  Loan Documents. Borrower shall comply with and observe all terms and conditions of the Loan Documents.

4.10  Taxes. Borrower shall promptly pay or cause to be paid all lawful taxes and governmental charges or levies imposed upon Borrower or upon any property, either real, personal or mixed, except for those which are immaterial in amount or are being contested in good faith by appropriate proceedings and as to which contested charges or levies Borrower has notified the Lender and as to which, if required by the Lender in its reasonable discretion, Borrower has posted good and sufficient security without recourse to the Collateral.

4.11  Qualification to do Business. Borrower will continue to be in good standing and qualified to do business in Utah and in each jurisdiction where it is required to be qualified in order to conduct its business, except where failure to be so qualified would not have a Material Adverse Effect.

4.12  ERISA. Borrower shall comply with any applicable provisions of ERISA, the noncompliance with which would have a Material Adverse Effect, and not be an "employee benefit plan" as defined in ERISA or a "plan" as defined in Section 4975 of the Code, nor will Borrower hold "plan assets" as that term is defined in the Regulation issued by the United States Department of Labor at 29 C.F.R. 2510.3-101.

4.13  Further Assurances. Borrower shall at Borrower's sole cost and expense:

(a)  furnish to the Lender all instruments, documents, certificates, and agreements required to be furnished pursuant to the terms of the Loan Documents or reasonably requested by the Lender in connection therewith;

(b)  execute and deliver to the Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Note, as the Lender may reasonably require; and

(c)  do and execute all and such further lawful and reasonable acts, documents, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Loan Agreement and the other Loan Documents, as the Lender shall reasonably require from time to time including, without limitation, timely filing or refiling continuations and any assignments of any UCC-1 Financing Statements in the appropriate filing offices.

Section 5.   Negative Covenants. Borrower hereby agrees that, so long as the Loan remains unpaid, Borrower has any Obligation to Lender or any other amount is owing to the Lender under any of the Loan Documents, Borrower shall not, without Lender’s written consent, directly or indirectly:

5.1  Pay declare or set apart for such payment, any dividend or other distribution;

5.2  Redeem, repurchase or otherwise acquire capital stock of Borrower;

5.3  Create, incur, assume or suffer to exist any liability for borrowed money (other than trade creditors in the ordinary course of business);

5.4  Lend money, give credit or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries and affiliates of Borrower (except for in the ordinary course of business);

5.5  Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm, partnership, joint venture or corporation, except by the endorsement of negotiable instruments for deposit or collection;

5.6  Use any of the proceeds received form this Loan Agreement in a manner other than as set forth in the Use of Proceeds Plan or to repay debt obligations owed to current or former officers, directors, employees, or shareholders of Borrower (except that Borrower may pay Dave Walker his accrued directors’ fee of $30,000 and $90,000 of accrued fees of Advisors, the consulting company affiliated with Martin Schroeder);

5.7  Liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture, syndicate or other combination;

5.8  Purchase, acquire or lease any property from, or sell, transfer or lease any property to, or lend or advance any money to, or borrow any money from, or guarantee any obligation of, or acquire any stock, obligations or securities of, or enter into any merger or consolidation agreement, or any management or similar agreement with, any affiliate of Borrower, or enter into any other transaction or arrangement or make any payment to (including, without limitation, on account of any management fees, service fees, office charges, consulting fees, technical services charges or tax sharing charges) or otherwise deal with, in the ordinary course of business or otherwise, any affiliate of Borrower;

5.9  Without the consent of Lender, conduct any business activity that would violate any of the provisions of Borrower's organizational documents, or amend Borrower's organizational documents in a manner which would cause any representation set forth in the Loan Agreement to become untrue; or

5.10  Change its fiscal year.

Section 6.   Security Agreement. As security for the payment or performance, as the case may be, in full of the Obligations (as defined herein), Borrower hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates and transfers to Lender, its successors and assigns, and hereby grants to Lender, its successors and assigns, a security interest in and lien on (the “Security Interest”), all of Borrower’s right, title and interest in, to and under the Collateral (as defined herein). As used herein, the term “Obligations” shall mean and refer to (a) the due and punctual payment by Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether such interest is allowed or allowable as a claim in such proceeding) on the Loan, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether such monetary obligations are allowed or allowable as a claim in such proceeding), of Borrower to the Lender under the Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower under or pursuant to the Loan Documents. As used herein, the term “Collateral” shall mean and refer to Borrower’s right, title and interest in, to and under all of the following (a) accounts, (b) chattel paper, (c) documents, (d) equipment, (e) general intangibles, (f) goods, (g) instruments, (h) insurance relating to the Collateral, (i) intellectual property (including all inventions, designs, patents, copyrights and trademarks), (j) inventory, (k) other goods and other personal property of Borrower, whether tangible or intangible, (l) records, and (m) proceeds, products, substitutions, accessions, rents and profits of or in respect of any of the foregoing, in each case as defined under the Uniform Commercial Code, as in effect in any relevant jurisdiction (the “UCC”), and whether now owned or hereafter created or acquired and wherever located.

6.1  Duty To Hold In Trust. Upon the occurrence and during the continuation of any Event of Default, Borrower shall, upon receipt by it of any revenue, income or other sums subject to the Security Interest, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the same in trust for Lender and shall upon request by Lender forthwith endorse and transfer any such sums or instruments, or both, to Lender for application to the satisfaction of the Obligations.

6.2  Rights and Remedies Upon Default. Upon the occurrence and during the continuation of any Event of Default, Lender shall have the right to exercise all of the remedies conferred hereunder and under the Notes, and Lender shall have all the rights and remedies of a secured party under the UCC. Without limitation, Lender shall have the following rights and powers upon and during the continuance of an Event of Default:

(a)  Lender shall have the right to take possession of all tangible manifestations or embodiments of the Collateral and, for that purpose, without breaching the peace enter, with the aid and assistance of any person previously identified to, and approved in writing by, Borrower, any premises where the Collateral, or any part thereof, is placed and remove the same, and Borrower shall assemble the Collateral and make it available to Lender at Borrower’s premises.

(b)  Lender shall have the right to assign, sell, or otherwise dispose of and deliver all or any part of the Collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit (for United States Dollars or such other currency as it may choose) or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as Lender may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to Borrower or right of redemption of Borrower, which are hereby expressly waived. Upon each such sale, assignment or other transfer of Collateral, Lender may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the Collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities of Borrower, which are hereby waived and released.

(c)  Lender may sublicense, to the same extent Borrower is permitted by law and contract to do so, whether on an exclusive or non-exclusive basis, any of the Collateral throughout the world for such period, on such conditions and in such manner as Lender shall, in its reasonable discretion, determine.

(d)  Lender may (without assuming any obligations or liabilities thereunder), at any time, enforce (and shall have the exclusive right to enforce) against licensee or sublicensee all rights and remedies of Borrower in, to and under any license agreement with respect to such Collateral, and take or refrain from taking any action thereunder.

(e)  Lender may, in order to implement the assignment, license, sale or other disposition of any of the Collateral pursuant to this Section, execute and deliver on behalf of Borrower one or more instruments of assignment of the Collateral in form suitable for filing, recording or registration in any jurisdictions as Lender may determine advisable.

(f)  In the event that any Lender shall recover from Borrower or the Collateral more than its pro rata share of the Obligations owed to all Lender hereunder, whether by agreement, understanding or arrangement with Borrower or any other person, set off or other means, such Lender shall immediately deliver or pay over to the other Lender its pro rata portion of any such recovery in the form received.

6.3  Applications of Proceeds; Expenses.

(a)  The proceeds of any such sale, sublicense or other disposition of the Collateral hereunder shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, to the reasonable attorneys’ fees and expenses incurred by Lender in enforcing its rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Obligations, and to the payment of any other amounts required by applicable law, after which Lender shall pay to Borrower any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which Lender is legally entitled, Borrower will be liable for the deficiency. To the extent permitted by applicable law, Borrower waives all claims, damages and demands against Lender arising out of the repossession, removal, retention or sale of the Collateral, unless due to the gross negligence or willful misconduct of Lender.

(b)  Borrower agrees to pay all out-of-pocket fees, costs and expenses reasonably incurred in connection with any filing required hereunder, including, without limitation, any financing statements, continuation statements, partial releases and/or termination statements related thereto or any expenses of any searches reasonably required by Lender. Borrower shall also pay all other claims and charges which in the reasonable opinion of Lender would reasonably be expected to prejudice, imperil or otherwise affect the Collateral or the Security Interest therein. Borrower will also, upon demand, pay to the Lender the amount of any and all reasonable expenses, including the reasonable fees and expenses of counsel and of any experts and agents, which Lender may incur in connection with the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral.

6.4  Responsibility for Collateral. Borrower assumes all liabilities and responsibility in connection with all Collateral, and the obligations of Borrower hereunder or under the Notes shall in no way be affected or diminished by reason of the loss, destruction, damage or theft of any of the Collateral or its unenforceability or unavailability for any reason.

6.5  Security Interest Absolute. In the event that at any time any transfer of any Collateral or any payment received by Lender hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or shall be deemed to be otherwise due to any party other than Lender, then, in any such event, Borrower’s obligations hereunder shall survive, and shall not be discharged or satisfied by any prior payment thereof, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof. Borrower waives all right to require Lender to proceed against any other person or to apply any Collateral which Lender may hold at any time, or to marshal assets, or to pursue any other remedy. To the extent permitted by applicable law, Borrower waives any defense arising by reason of the application of the statute of limitations to any obligation secured hereby.

6.6  Term of Security Interest. The Security Interest shall terminate on the date on which all payments under the Notes have been made in full and all other Obligations have been paid or discharged in full. Upon such termination, Lender, at the request and at the expense of Borrower, will join in executing any termination statement and other filings with respect to any financing statement executed and filed pursuant to this Agreement or required for evidencing termination of the Security Interest.

6.7  Power of Attorney; Further Assurances. Borrower authorizes Lender, and does hereby make, constitute and appoint the Lender, and its officers, agents, successors or assigns with full power of substitution, as Borrower’s true and lawful attorney-in-fact, with power, in its own name or in the name of Borrower, to, after the occurrence and during the continuance of an Event of Default, (i) endorse any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under or in respect of any policy of insurance) in respect of the Collateral that may come into possession of Lender; (ii) to sign and endorse any UCC financing statement or any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against Borrower, assignments, verifications and notices in connection with accounts, and other documents relating to the Collateral; (iii) to pay or discharge taxes, liens, security interests or other encumbrances at any time levied or placed on or threatened against the Collateral; (iv) to demand, collect, receipt for, compromise, settle and sue for monies due in respect of the Collateral; and (v) generally, to do, at the option of Lender, and at Borrower’s expense, at any time, or from time to time, all acts and things which Lender deem necessary to protect, preserve and realize upon the Collateral and the Security Interest granted therein, in order to effect the intent of this Loan Agreement and the Notes, all as fully and effectually as Borrower might or could do; and Borrower hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable for the term of this Loan Agreement.

(a)  On a continuing basis, Borrower will make, execute, acknowledge, deliver, file and record, as the case may be, with the proper filing and recording places in any jurisdiction, including, without limitation, the State of Utah, all such instruments, and take all such action as necessary to perfect the Security Interest granted hereunder and otherwise to carry out the intent and purposes of this Loan Agreement, or for assuring and confirming to Lender the grant or perfection of a first priority security interest in all the Collateral.

(b)  Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower, from time to time in Lender’s discretion, to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral.

6.8  Termination and Release. The Security Interest shall terminate when all Obligations have been finally and indefeasibly paid in full. Upon the effectiveness of any written consent to the release of the Security Interest in any Collateral, the Security Interest in such Collateral shall be automatically released. Upon any sale, transfer or other disposition of Collateral permitted by the Loan Documents and Section 3(j) hereof, the Security Interest in such Collateral shall be automatically released (other than to the extent any such sale, transfer or other disposition of such Collateral would, immediately after giving effect thereto, result in the receipt by Borrower of any other property (whether in the form of Proceeds or otherwise) that would, but for the release of the Security Interest therein pursuant to this clause, constitute Collateral, in which event the Lien created hereunder shall continue in such property). In connection with any termination or release pursuant to this Section, Lender shall execute and deliver to Borrower, at Borrower’s own cost and expense, all UCC termination statements and similar documents that Borrower may reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by Lender.

Section 7.   Defaults and Remedies.

7.1  Events of Default. The occurrence of any of the following events shall be an “Event of Default” hereunder:

(a)  Borrower fails to make any payment to Lender of principal, interest or any other amount due under the Note, this Loan Agreement, or any other Loan Document (other than payments described in (b) below), or fails to deliver or deposit funds with Lender as required under the Note, this Loan Agreement, or any other Loan Document, and any such failure remains uncured for three (3) business days following delivery to Borrower by Lender of written notice thereof.

(b)  The occurrence of an Event of Default (subject to any applicable notice or cure periods set forth therein) under the Note or any other Loan Document (as “Event of Default” is defined in the Note).

(c)  Lender fails to have a legal, valid, binding and enforceable first priority lien on the Collateral or any portion thereof.

(d)  Any written representation, warranty, certification, declaration or disclosure made to Lender by Borrower was intentionally false or misleading on the date as of which made, whether or not that representation, warranty, certification, declaration or disclosure appears in this Loan Agreement or any other Loan Document; or any such written representation, warranty, certification, declaration or disclosure made to Lender proves to be false or misleading on the date on which made, and such false or misleading representation, warranty, certification, declaration or disclosure involves, concerns or results in acts, circumstances or the change of circumstances constituting a Material Adverse Effect.

(e)  Borrower fails to perform, observe or comply with any obligation, covenant or agreement of Borrower under this Loan Agreement or under any other Loan Document and such failure remains uncured 5 business days following delivery to Borrower of written notice of such failure from Lender.

(f)  Any one or more of the following occurs:

(i)  A general assignment for the benefit of creditors by Borrower; or

(ii)  The filing of a voluntary petition by Borrower in bankruptcy, insolvency, reorganization or liquidation, or any other petition under any section or chapter of the Bankruptcy Code or any similar law, whether state, federal, foreign, or otherwise, for the relief of debtors; or

(iii)  The filing of any involuntary petition or any other petition against Borrower under any section or chapter of the Bankruptcy Code, or any similar law, whether state, federal or otherwise, relating to insolvency, reorganization, or liquidation, or for the relief of debtors, by the creditors of Borrower, said petition remaining undischarged for a period of sixty (60) days; or

(iv)  The application by Borrower or the consent or acquiescence by Borrower to an application for the appointment of a custodian, receiver, conservator, trustee, or similar official for Borrower or for a substantial part of the property or business of Borrower; or

(v)  Attachment, execution or judicial seizure (whether by enforcement of money judgment, by writ or warrant of attachment, or by any other process) of all or any part of the assets of Borrower, such attachment, execution or other seizure remaining undismissed or undischarged for a period of sixty (60) days after the levy thereof, or, in any event, later than five days prior to the date of any proposed sale thereunder; or

(vi)  The admission in writing by Borrower of its inability to pay its debts or perform its obligations as they become due.

(g)  Borrower fails to own good title to the Collateral or any portion thereof.

7.2  Remedies. At any time after the occurrence of an Event of Default, Lender shall, in addition to the rights and remedies set forth in Section 7, have the right to declare any or all of the outstanding Loan Amount to be due and payable immediately.

7.3  Remedies are Cumulative. All remedies contained in the Loan Documents are cumulative and not exclusive, and Lender shall also have all other remedies provided by law or in any other agreement between Borrower and Lender. No delay or failure by Lender to exercise any right or remedy will be construed to be a waiver of that right or remedy or of any default or Event of Default by Borrower. Lender may exercise any one or more of its rights and remedies at its option without regard to the adequacy of its security.

Section 8.   Miscellaneous Provisions.

8.1  Assignment. This Loan Agreement shall inure to the benefit of and be binding upon Borrower, Lender and its respective successors, assigns and designees. Borrower may not assign its rights or interest hereunder or under the other Loan Documents. Any Lender may assign any or all of its rights under this Loan Agreement to any person to whom such Lender assigns or transfers any Notes.

8.2  Agents. The Lender may use one or more agents or servicers to perform its obligations hereunder or under the other Loan Documents.

8.3  Cumulative Rights; No Waiver. The rights, powers and remedies of the Lender hereunder are cumulative and in addition to all rights, powers and remedies provided under any and all agreements between Borrower and the Lender relating hereto, at law, in equity or otherwise. Any delay or failure by Lender to exercise any right, power or remedy shall not constitute a waiver thereof by the Lender, and no single or partial exercise by the Lender of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies. No delay or omission of the Lender to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Loan Agreement, the Note or any other Loan Document, the Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Loan Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Every right and remedy given by this Section or by law to the Lender may be exercised from time to time, and as often as may be deemed expedient by the Lender and may be pursued singly, concurrently or otherwise, at such time and in such order as the Lender may determine in the Lender's sole discretion.

8.4  Survival of Representations. Borrower agrees that all of the representations and warranties, covenants and agreements of Borrower set forth herein and in the other Loan Documents are made as of the date hereof (except as expressly otherwise provided) and shall survive the delivery of the Note and the making of the Loan and continue for as long as any amount remains owing to the Lender under any Loan Documents. All representations, warranties, covenants and agreements made in the Loan Documents shall be deemed to have been relied upon by the Lender notwithstanding any investigation heretofore or hereafter made by the Lender or on its behalf.

8.5  Notices to Parties. All notices or other communications hereunder or under any other Loan Document by any party to any other party shall be in writing unless otherwise provided for herein and shall be served by hand, certified or registered mail, postage prepaid, return receipt requested, or facsimile transmission confirmed by certified or registered mail. All such notices or other communications shall be deemed to have been sufficiently given for all purposes hereof on the date of receipt or refusal to accept delivery. Addresses for notices are as listed below. Any party may change the address to which notices are to be sent by notice of such change to the other parties given as provided herein.

(i) if to Lender:

Mercator Momentum Fund III, LP
555 South Flower Street, Suite 4200
Los Angeles, CA 90071
Attention: David F. Firestone
Telephone: (213) 533-8288
Telecopier: (213) 533-8285

with a copy to:

Paula Winner Barnett, Esq.
17967 Boris Drive
Encino, CA 91316
Attention: Paula Winner Barnett, Esq.
Telephone: (818) 776-9881
Telecopier: (818) 743-7491

(ii) if to Borrower:

Medical Discoveries, Inc.
c/o Sunhaven Farms
30103 West Gwinn Road
Prosser, WA 99350
Attention: David R. Walker
Telephone: (509) 786-1013
Telecopier: (509) 786-1020

with a copy to:

Troy Gould PC
1801 Century Park East, Suite 1600
Los Angeles, CA 90067
Attention: Istvan Benko, Esq.
Telephone: (310) 789-1226
Telecopier: (310) 789-142

8.6  Jurisdiction. Any legal suit, action or proceeding against the Lender or Borrower arising out of or relating to this Agreement or the other Loan Documents shall be instituted in any federal or state court in Los Angeles County, California. Borrower hereby waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and Borrower hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

8.7  Headings. The Section headings used in this agreement are for convenience of reference only and shall not affect the construction of this Loan Agreement.

8.8  Modifications in Writing. No amendment, modification, supplement, termination or waiver of or to any provision of this Loan Agreement, or consent to any departure by the Lender therefrom, shall be effective unless in writing and signed by the Lender and Borrower. Any amendment, modification or supplement of or to any provision of this Loan Agreement, any waiver of any provision of this Loan Agreement, and any consent to any departure by the Lender from the terms of any provision of this Loan Agreement shall be effective only in the specific instance and for the specific purpose for which made or given.

8.9  Execution in Counterparts. This Loan Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts shall constitute one and the same agreement.

8.10  Severability of Provisions. Any provision of this Loan Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

8.11  WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS. NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY THE PARTIES, AND EACH PARTY ACKNOWLEDGES THAT NEITHER THE OTHER PARTY NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTY HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES THAT (1) IT BARGAINED AT ARM'S LENGTH AND IN GOOD FAITH, WITHOUT DURESS, (2) THAT THE PROVISIONS HEREOF SHALL BE SUBJECT TO NO EXCEPTIONS WHATEVER, (3) THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LOAN AGREEMENT, THE OTHER LOAN DOCUMENTS AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL AND (4) THAT IT HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EACH PARTY HERETO SPECIFICALLY ACKNOWLEDGES THAT NO OTHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 6.11 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. EACH PARTY HERETO FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION AND AS EVIDENCE OF THIS FACT SIGNS ITS INITIALS BELOW. THE PARTIES AGREE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH OF THEM TO ENTER INTO THE TRANSACTIONS AND THAT THIS WAIVER SHALL BE EFFECTIVE AS TO ALL OF THE LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITIES AS IF FULLY INCORPORATED THEREIN.

INITIALS: _______BORROWER: ______LENDER: ______

8.12  Governing Law. This Loan Agreement, the other Loan Documents and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts made and performed in such state; specifically, without limitation, the law of the State of California shall govern with respect to usury, the charging or collection of interest, and the contracting for or receipt of interest or any other sums for the use, loan or forbearance of the Loan or any other money as provided herein or in any other Loan Documents.

8.13  Brokers and Financial Advisors. Borrower and the Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Loan Agreement. Borrower and the Lender hereby agree to indemnify and hold the other harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any person or entity of the type specified above that such person or entity acted on behalf of the indemnifying party in connection with the transactions contemplated herein. The provisions of this Section 8.13 shall survive the expiration and termination of this Loan Agreement and the repayment of the Loan Amount.

8.14  No Joint Venture or Partnership. Borrower and the Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and the Lender.

8.15  Conflict; Construction of Documents; Entire Agreement. The parties hereto acknowledge that they were each represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted the same. This Loan Agreement, the Note, the other Loan Documents, including any attachments, exhibits and schedules referred to therein, constitute the entire agreement between the parties pertaining to the subject matter thereof and supersede any and all prior agreements, representations and understandings of the parties, written or oral. Except as otherwise expressly provided in any Loan Document, to the extent of any conflict or inconsistency between the terms of this Loan Agreement and the terms of any other Loan Document, the terms hereof shall prevail.

8.16  Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from the Lender except with respect to matters for which this Loan Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by the Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable law, permitted to waive the giving of notice.

8.17  Fee and Expense Reimbursement and Direct Payment.

(a)  Upon execution of this Loan Agreement, in accordance with the Letter Agreement, Lender shall deposit $250,000 (the “Initial Draw-Down”) into Advisors’ client trust account. Advisors shall pay the following from the Initial Draw-Down: legal fees to Paula Winner Barnett, Esq., consulting fees to the Advisors, and legal fees to Troy Gould PC, as reimbursement in full of Lender’s costs and expenses incurred in connection with the Loan and other transactions related to Borrower. The remaining Initial Draw-Down amount shall be delivered to Borrower, less any customary bank charges.

(b)  Following the execution of this Loan Agreement, Borrower shall from time to time, on demand, reimburse Lender for, and hereby agrees to indemnify Lender against, all liabilities, claims, debts, losses, demands, actions, suits, charges, reasonable attorneys' fees, reasonable consultants' fees and other expenses incurred by Lender in the exercise of its powers, rights and duties hereunder and in enforcement and administration of the Loan, including, without limitation, protecting Lender's security for the Loan, and payment of obligations of Borrower which Lender may make, and in connection with any refinancing of or restructuring of the Loan, including, but not limited to, extensions, renewals, revisions or “workouts,” or if any bankruptcy, insolvency or debtor-relief proceeding is commenced by or against Borrower, the fees and expenses of legal counsel for Lender incurred in connection therewith, including, but not limited to, attendance of such counsel at meetings of creditors for the consideration of such proceedings, shall be recoverable from Borrower upon demand; provided, however, that Borrower shall be under no obligation to indemnify Lender against any liabilities, claims, debts, losses, demands, actions, suits, charges, attorneys' fees, consultant's fees, and other expenses resulting from gross negligence or willful misconduct on the part of the Lender.

(c)  In the event that Borrower fails, within thirty (30) days after Lender's demand to pay to Lender any sum advanced or expenses incurred by Lender pursuant this Loan Agreement or under the other Loan Documents which is reimbursable by Borrower under the terms of this Loan Agreement or any other Loan Document, the amount of such advance or expense shall bear interest from the 31st day after such Lender's demand at the Default Rate (as defined in the Note); provided, however, that this provision shall be in addition to all other rights and remedies of Lender hereunder and under the other Loan Documents and shall not be deemed to limit Lender's right to compel prompt performance hereunder or thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed by their duly authorized representatives, as of the date first above written.

LENDER:
MERCATOR MOMENTUM FUND III, LP,
a California limited partnership

By:
Name: David Firestone
Title: General Partner

BORROWER:
MEDICAL DISCOVERIES, INC.,
a Utah corporation

By:
Name: David R. Walker
Title: Chairman of the Board of Directors

EXHIBIT A

FORM OF SECURED PROMISSORY NOTE

$[xxxx.00]	SEPTEMBER __, 2007

FOR VALUE RECEIVED, the undersigned, MEDICAL DISCOVERIES, INC., a Utah corporation, having its place of business at ("Maker"), hereby promises to pay to the order of Mercator Momentum Fund III LP, a California limited liability partnership, having its principal place of business at 555 South Flower Street, Suite 4200, Los Angeles, CA 90071 (together with their successors, assigns and designees, the "Payee"), the principal sum of _____________ DOLLARS ($xxxx.00) or the lesser amount advanced pursuant hereto, together with interest accrued thereon, on or before December 14, 2007 (the "Maturity Date"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in that certain Loan and Security Agreement of even date herewith between Maker and Payee (the "Loan Agreement").

Section 1.

RATE OF INTEREST AND REPAYMENT TERMS

1.1	Payments During Term.

(a)  Interest accruing under this Note shall become payable on a monthly basis, and the principal shall be due on the on the Maturity Date.

(b)  Unless Maker shall prepay the entire outstanding balance of this Note in the manner permitted by Section 1.03 below, then on or before 5:00PM. Pacific Time on the Maturity Date, the entire outstanding balance of principal, all accrued interest and all other amounts owed and unpaid hereunder shall be due and payable.

1.2	Rate of Interest.

The principal balance of this Secured Promissory Note (this "Note") from time to time outstanding shall bear interest at a per annum rate of twelve percent (12%) (the "Contract Rate").

1.3	Prepayment During Term.

Maker may, from time to time, repay or prepay this Note, in whole or in part, without penalty. Any prepayment of principal of this Note shall include accrued interest. Any prepayment shall be applied first to satisfaction of any accrued and unpaid interest and the balance shall be applied against the principal balance hereof. Notwithstanding the stated Maturity Date, upon Payee’s written request therefor, Maker shall prepay this Note on and as of the date of the closing of the Eucodis Sale.

1.4	Payments and Computations.

(a)  Maker shall make payment under this Note by bank wire transfer of immediately available funds for the amount of such payment in lawful money of the United States to Payee in accordance with the instructions given on Schedule I, attached, or in such other manner and to such other address as Payee may from time to time designate to Maker in writing.

(b)  Interest on the principal sum of the Note shall be computed on the basis of a year of three hundred sixty (360) days and a month of thirty (30) days.

(c)  Whenever any payment to be made hereunder is stated to be due on a day other than a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day, and there shall be no additional charge for such extension of time, which shall be deemed to be included in the computation of interest at the Contract Rate. "Business Day" means a day other than a Saturday or Sunday or a public or bank holiday on which state chartered banks generally are closed in the State of California.

1.5	Default Rate of Interest.

Following the maturity of the indebtedness evidenced hereby, whether by acceleration or otherwise, and following any Event of Default hereunder or under any other Loan Document, after the delivery of any required notices and the expiration of any applicable cure period, the unpaid principal amount hereof, all unpaid interest thereon and other charges shall thereafter bear interest at a rate equal to the lesser of the Contract Rate plus six percent (6%) per annum, or the maximum rate permitted by law (hereafter referred to as the "Default Rate"). The Default Rate shall also accrue upon any sums which Payee advances hereunder or under the terms of the Loan Documents to protect its security for this Note or otherwise assert or protect any of its rights and benefits under the Loan Agreement. Interest at the Default Rate will be due from and including the due date for such amounts and to, but excluding, the date Payee receives the past due amount, any late charges and Default Rate interest in immediately available funds. For purposes of this Note, the term "Event of Default" shall have the same meaning ascribed to such term in, and shall include any event which would constitute an Event of Default under, the Loan Agreement, and shall include, without limitation, a breach under this Note, subject to any applicable notice requirements and cure periods specified in the Loan Agreement.

Section 2.

SECURITY

2.1	Loan Documents.

This Note and Maker's obligations hereunder are secured by the Collateral (as defined in the Loan Agreement). The Loan Agreement and all documents, certificates, and instruments supporting, securing, evidencing or relating to the indebtedness evidenced by this Note may be referred to herein collectively as the "Loan Documents" and individually as a "Loan Document."

Section 3.

GENERAL PROVISIONS

3.1	Acceleration on Default.

Following an Event of Default, the entire outstanding principal balance, all accrued but unpaid interest hereunder, and all late charges and other amounts owing hereunder but unpaid shall, at the option of Payee, become immediately due and payable. Failure by the Payee to exercise such option shall not be a waiver of the right to do so at any future time for the certain Event of Default giving rise to Payee's right to accelerate or for any other Event of Default.

3.2	No Offset; Waiver of Notice, Etc.

All payments under this Note shall be made by Maker without deduction, offset, abatement, suspension, deferment, diminution or reduction of any kind whatsoever. Maker and all other persons, partnerships, corporations or other legal entities liable now or at any time for the payment of the indebtedness evidenced hereby expressly waive all notice, demand for payment, presentment for payment, protest and notice of protest, notice of intent to accelerate, notice of acceleration and diligence in collection and agree that the time of said payment or any part thereof may be extended by Payee, and further agree that the real or personal property security or any part thereof may be released by Payee without in any way modifying, altering, releasing, affecting or limiting any liens or security interests arising under any of the Loan Documents. The nonexercise by Payee of any of the rights under this Note in any particular instance shall not constitute a waiver of such rights in that or in any subsequent instances.

3.3	Compliance with Usury Laws.

All agreements in this Note and in the Loan Documents are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement or acceleration of maturity of the indebtedness evidenced hereby, or otherwise, shall the amount paid or agreed to be paid hereunder or under the Loan Documents for the use, forbearance or detention of money exceed the highest lawful rate permitted under applicable usury laws. If, from any circumstance whatsoever, fulfillment of any provisions of this Note or of any of the Loan Documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable to the indebtedness evidenced hereby, then, the obligation to be fulfilled shall be reduced to the limit of such validity and if, from any circumstance whatsoever, Payee or any holder of this Note shall ever receive as interest an amount which would exceed the highest lawful rate, the receipt of such excess shall be credited against the principal amount of the indebtedness evidenced hereby to which the same may lawfully be credited, and any portion of such excess not capable of being so credited shall be rebated to Maker.

3.4	Governing Law.

This Note is to be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed wholly within the State of California.

3.5	Waiver of Jury Trial.

Maker hereby waives the right to a trial by jury in any action or proceeding based upon, or related to, the subject matter of this Note. Maker shall not seek to consolidate any such action in which a jury trial has been waived, with any other action in which a jury trial cannot or has not been waived. This waiver is knowingly, intentionally and voluntarily made by Maker, and Maker acknowledges that neither Payee nor any person acting on behalf of Payee has made any representations of fact to induce this waiver of jury trial. Maker acknowledges that 1) it bargained at arm's length and in good faith, without duress, 2) that the provisions hereof shall be subject to no exceptions whatever, 3) that it has been represented (or has had the opportunity to be represented) in the signing of this Note and in the making of this waiver by independent legal counsel, selected of its own free will and 4) that it had the opportunity to discuss this waiver with counsel. Maker specifically acknowledges that no party has in any way agreed with or represented to any other party that the provisions of this Section 3.05 will not be fully enforced in all instances. Maker further acknowledges that it has read and understands the meaning and ramifications of this waiver provision and as evidence of this fact signs its initials.

______ ______ ______

Maker's Initials

3.6	Payee.

All references to "Payee" in this Note shall be deemed to refer to and include the original Payee under this Note, and any heirs, administrators or assigns, other successors in interest to the original Payee or any other holder of this Note, which successors and assigns are permitted pursuant to the terms of the Agreement.

3.7	Costs of Enforcement.

On demand, Maker shall pay or reimburse Payee for the payment of any costs or expenses (including in-house and reasonable outside attorneys' fees and disbursements) incurred or expended by Payee in connection with or incidental to (i) any Event of Default by Maker, or (ii) the exercise or enforcement by or on behalf of Payee of any of its rights or remedies or Maker's obligations under this Note, the Agreement or the other Loan Documents, including (x) the enforcement, compromise or settlement of the obligations of this Note, (y) if prompted by an act or omission of Maker, all actions taken by Payee to protect its security under this Note, the Agreement and the other Loan Documents, including but not limited to consultation with an attorney whether or not the matter prompting such consultation is eventually involved in litigation, and (z) the defense or assertion of the rights or claims of any Payee hereunder, whether by litigation (including litigation in a United States Bankruptcy Court) or otherwise.

3.8	Assignment of this Note.

Maker hereby acknowledges and agrees that Payee may assign or otherwise transfer all or any portion of its rights under this Note to one or more institutional investors or the affiliates thereof or to one or more of its affiliates or wholly-owned subsidiaries. Any assignee shall have the same rights and privileges under this Note as if said assignee were the original payee hereof.

3.9	No Oral Modification.

This Note may not be amended, cancelled, discharged, extended or modified except in writing.

MAKER:

MEDICAL DISCOVERIES, INC., a Utah corporation

By:
Name: David R. Walker

Title: Chairman of the Board of Directors

****************************

SCHEDULE I
PAYEE PAYMENT INSTRUCTIONS

EXHIBIT B

LETTER AGREEMENT

Dated as of September __, 2007

Emmes Group Consulting LLC
92 Natoma Street, Suite 200
San Francisco, CA 94105

Re: PERMITTED PAYMENTS BY MEDICAL DISCOVERIES, INC. UNDER $1,000,000 CREDIT FACILITY

Ladies and Gentlemen:

Reference hereby is made to (i) that certain credit facility (the “Loan Agreement”) and corresponding promissory note dated as of the date hereof (the “Note”), made by Medical Discoveries, Inc., a Utah corporation (hereinafter “Borrower”), payable to the order of Mercator Momentum Fund III, LP, a California limited partnership (together with its successors, assigns, and designees, hereinafter “Lender”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Note.

Whereas, (i) in accordance with the terms and conditions of the Loan Agreement and Note, the Lender wishes to advance certain amounts in favor of Borrower to the Emmes Group’s client trust account established at Bank of America NT&SA, Market-New Montgomery Branch, San Francisco, California, (ii) in accordance with such terms and conditions, in order to obtain a loan advance under the Loan Agreement and Note, Borrower shall from time to time deliver a borrowing certificate (each a “Borrowing Certificate”), and (iii) the Lender and Borrower wish to engage Emmes Group Consulting LLC, a California limited liability company (“Advisors”), to receive each such Borrowing Certificate and such information and to disburse the loan advances in the manner set forth in this Letter Agreement (this “Agreement”), and Advisors wish to accept such engagement. Each Borrowing Certificate shall contain the following information and statements: (a) The amount of the advance that Borrower desires to borrow under the Loan; (ii) The purpose for which the advances will be used; (iii) A representation that the Borrower is not in default under the Note and that all of the representations and warranties in the Loan Agreement are, as of the date of the Borrowing Certificate, true and correct.

NOW, THEREFORE, for and in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agrees as follows:

1.  Term. The term of this Agreement (the “Term”) shall commence on the date hereof under the Note and shall continue thereafter until 10 calendar days following the Maturity Date of the Note, unless terminated earlier by (a) Advisors upon written notice to Lender and Borrower, or (b) by mutual agreement by and among Advisors and the Lender and Borrower.

2.  Engagement and Duties. The Lender and Borrower hereby engages Advisors to perform the following services (the “Services”): (a) Lender agrees to deliver to Advisors a total of $1,000,000 (the “Loan Amount”), to be delivered on the schedule set forth in Exhibit C of the Loan Agreement; (b) Advisors shall deposit all funds received from the Lender hereunder in the Emmes Group’s client trust account established at Bank of America NT&SA, Market-New Montgomery Branch, San Francisco, California; (c) Advisors shall take delivery of each Borrowing Certificate delivered, from time to time, pursuant to the Note from Borrower and any other information delivered in connection therewith; (d) Advisors shall review each such Borrowing Certificate and such information and, if the Release Conditions are met, shall thereafter promptly release the amount loan proceeds specified under the Borrowing Certificate to the Borrower; and (e) on December 15, 2007, Advisors shall return to Lender any portion of the Loan Amount that has not been disbursed to Borrower prior to that date. For the purposes hereof, the “Release Conditions” shall mean the satisfaction of both of the following conditions: (i) The amounts requested under the Borrowing Certificate matches or is less than, in the aggregate, the amounts set forth in the Use of Proceeds Plan attached to the Loan Agreement as Schedule 3.16; and (ii) the Borrower’s intended use of proceeds as described in the Borrowing Certificate is listed on Schedule 3.16 as an approved use of the Loan advances. Advisor’s duties under this Agreement shall be performed in such manner as Advisors deem necessary or appropriate in their reasonable judgment. In providing this service, the Lender and Borrower both agree that Advisor is in no way serving as an executive officer of the Borrower or in any way managing the business of the Borrower.

3.  Expenses and Indemnification. During the Term, the Borrower, shall reimburse Advisors for all reasonable business expenses incurred in connection with the provision of the Services in accordance herewith. The Lender and Borrower, jointly and severally, shall indemnify and hold Advisors, its principals, officers, shareholders, members, employees, consultants, and agents harmless from and against any and all liability, demands, claims, actions, losses, interest, costs of defense and expenses (including, without limitation, reasonable attorneys’ fees and any claims by the Borrower or the Lender) (collectively, the “Liabilities”), which arise out of or in connection with this Agreement or any of the Note, including without limitation the acceptance of this Agreement and Advisor’s performance of any of the Services or any other duties hereunder, except such Liabilities as may directly result from the willful misconduct or gross negligence of Advisors. Promptly after receipt by Advisors of notice of any demand or claim or the commencement of any action, suit or proceeding relating to this Agreement, Advisors shall promptly notify Lender and Borrower thereof in writing. IT IS EXPRESSLY THE INTENT OF THE LENDER AND BORROWER TO JOINTLY AND SEVERALLY INDEMNIFY ADVISORS AND ITS PRINCIPALS, DIRECTORS, OFFICERS, SHAREHOLDERS, MEMBERS AND EMPLOYEES AND CONSULTANTS AND AGENTS FROM ERRORS IN JUDGMENT OR OTHER ACTS OR OMISSIONS NOT AMOUNTING TO WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

4.  Representations and Warranties. Each party to this Agreement represents and warrants to the other party as follows: (a) it is a legal entity duly organized and validly existing under the laws of the jurisdiction in which it was organized and has all requisite corporate or limited liability company power to enter into this Agreement; (b) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein nor compliance by it with any of the provisions hereof will: (i) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to it or (ii) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party; (c) this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding agreement.

5.  Survival of Agreement. The Lender’s and Borrower’s obligations set forth in this Agreement shall survive the expiration, termination, or supersession of this Agreement.

6.  Choice of Law; Counterparts. THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF LENDER AND ADVISORS WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REFERENCE TO CONFLICTS OF LAW PRINCIPLES EXCEPT TO THE EXTENT NECESSARY TO ENFORCE THIS CHOICE OF LAW PROVISION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile shall be equally effective as delivery of a manually executed counterpart.

 7.  Assignment; Entire Agreement. Except as specifically stated in this Agreement, neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned or delegated by either party without the prior written consent of the other party, not to be unreasonably withheld. Any unauthorized assignment or delegation shall be null and void. This Agreement constitutes the full and entire understanding and agreement among the parties hereto with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein

Please acknowledge your acceptance and agreement to the terms of this Agreement by returning a duly executed counterpart of this Agreement to us.

Very truly yours,

MERCATOR MOMENTUM FUND III, LP, as a Lender

By:
Name: David Firestone
Title: General Partner

MEDICAL DISCOVERIES, INC., as a Borrower

By:
Name: David R. Walker
Title: Chairman of the Board of Directors

Accepted and agreed to, as Advisors
as of the date first above written:

EMMES GROUP CONSULTING LLC

By:
Name: Martin F. Schroeder
Title: EVP & Managing Director

EXHIBIT C

DRAW-DOWN SCHEDULE

WARRANT TO PURCHASE COMMON STOCK

EXHIBIT D

FORM OF NEW WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE COMMON STOCK

Number of Shares:	Up to _____ shares (subject to adjustment)

Warrant Price:	$0.01 per share

Issuance Date:	September 7, 2007

Expiration Date:	September 30, 2013

THIS WARRANT CERTIFIES THAT for value received, _______________ or its registered assigns (hereinafter called the “Holder”) is entitled to purchase from Medical Discoveris, Inc., a Utah corporation (hereinafter called the “Company”), the above referenced number of fully paid and nonassessable shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”) of Company, at the Warrant Price per Share referenced above; the number of shares purchasable upon exercise of this Warrant referenced above being subject to adjustment from time to time as described herein. This Warrant is issued in connection with that certain Loan Agreement dated as of September 7, 2007, by and among the Company, Holder and the other parties therein named (the “Loan Agreement”). The exercise of this Warrant shall be subject to the provisions, limitations and restrictions contained herein.

Section 1.   Term and Exercise.

1.1  Term. This Warrant is exercisable in whole or in part (but not as to any fractional share of Common Stock), at any time and from time to time after the date hereof prior to 6:00 p.m. on the Expiration Date set forth above.

1.2  Warrant Price. The Warrant shall be exercisable at the Warrant Price described above.

1.3  Maximum Number of Shares. The maximum number of Shares of Common Stock exercisable pursuant to this Warrant is ______________ Shares. However, notwithstanding anything herein to the contrary, in no event shall the Holder be permitted to exercise this Warrant for a number of Shares greater than the number that would cause the aggregate beneficial ownership of the Company’s Common Stock (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of the Holder and all persons affiliated with the Holder to equal 9.99% of the Company’s Common Stock then outstanding.

1.4  Procedure for Exercise of Warrant. Holder may exercise this Warrant by delivering the following to the principal office of the Company in accordance with Section 5.1 hereof: (i) a duly executed Notice of Exercise in substantially the form attached as Schedule A, (ii) payment of the Warrant Price then in effect for each of the Shares being purchased, as designated in the Notice of Exercise, and (iii) this Warrant. Payment of the Warrant Price may be in cash, certified or official bank check payable to the order of the Company, or wire transfer of funds to the Company’s account (or any combination of any of the foregoing) in the amount of the Warrant Price for each share being purchased.

1.5  Delivery of Certificate and New Warrant. In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the shares of Common Stock so purchased, registered in the name of the Holder or such other name or names as may be designated by the Holder, together with any other securities or other property which the Holder is entitled to receive upon exercise of this Warrant, shall be delivered to the Holder hereof, at the Company’s expense, within a reasonable time, not exceeding fifteen (15) calendar days, after the rights represented by this Warrant shall have been so exercised; and, unless this Warrant has expired, a new Warrant representing the number of Shares (except a remaining fractional share), if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder hereof within such time. The person in whose name any certificate for shares of Common Stock is issued upon exercise of this Warrant shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was received by the Company, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is on a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such Shares at the close of business on the next succeeding date on which the stock transfer books are open.

1.6  Restrictive Legend. Each certificate for Shares shall bear a restrictive legend in substantially the form as follows, together with any additional legend required by (i) any applicable state securities laws and (ii) any securities exchange upon which such Shares may, at the time of such exercise, be listed:

“The shares of stock evidenced by this certificate have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered, sold, pledged or otherwise transferred ("transferred") in the absence of such registration or an applicable exemption therefrom. In the absence of such registration, such shares may not be transferred unless, if the Company requests, the Company has received a written opinion from counsel in form and substance satisfactory to the Company stating that such transfer is being made in compliance with all applicable federal and state securities laws.”

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend shall also bear such legend unless, in the opinion of counsel for the Holder thereof (which counsel shall be reasonably satisfactory to the Company), the securities represented thereby are not, at such time, required by law to bear such legend.

1.7  Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying to Holder an amount computed by multiplying the fractional interest by the Warrant Price of a full Share then in effect.

1.8  Cashless Exercise.

(a)  Holder may, at its option, in lieu of paying the Warrant Price upon exercise of this Warrant pursuant to Section 1.4 hereof, elect to instead to receive a number of Shares computed using the following formula:

X=Y(A-B)
   A

Where X= the number of Shares issuable to Holder upon exercise of this Warrant under this Section 1.8, Y=the number of Shares issuable to Holder upon exercise of this Warrant under Section 1.4 herof, A=the Fair Market Value (as defined below) of one Share of Common Stock as of the exercise date; and B=the Warrant Price of one Share of Common Stock.

(b)  For purposes of this Section 1.8, "Fair Market Value" of one Share of Common Stock as of a particular date shall be determined as follows: (i) if traded on a national securities exchange or through the Nasdaq Stock Market, the Fair Market Value shall be deemed to be the volume weighted average closing price of the Common Stock on such exchange as of five business days immediately prior to such date (or if no reported sales took place on such day, the last date on which any such sales took place prior to the date of exercise); (ii) if traded over-the-counter or the Pink Sheets but not on the Nasdaq Stock Market, the "Fair Market Value" shall be deemed to be the average of the closing price as of five business days immediately prior to such date; and (iii) if there is no active market public market, the "Fair Market Value' shall the fair market, as mutually determined by the Holder and the Company or, if the Holder and the Company are unable to reach such agreement, as determined by a nationally recognized independent investment banker or valuation consultant (which has not been retained by the Company or any of its affiliates for the past two years preceding such determination) mutually acceptable to Holder and Company.

Section 2.  Representations, Warranties and Covenants.

2.1  Representations and Warranties.

(a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all necessary power and authority to perform its obligations under this Warrant;

(b)  The execution, delivery and performance of this Warrant has been duly authorized by all necessary actions on the part of the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

(c)  This Warrant does not violate and is not in conflict with any of the provisions of the Company’s Articles of Incorporation, Bylaws and any resolutions of the Company’s Board of Directors or stockholders, or any agreement of the Company, and no event has occurred and no condition or circumstance exists that might (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation or conflict.

2.2  Issuance of Shares. The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that it will pay when due and payable any and all federal and state taxes which may be payable in respect of the issue of this Warrant or any Common Stock or certificates therefor issuable upon the exercise of this Warrant excluding the Holder's income and other taxes not directly relating to the issuance of the Warrant or Common Stock. The Company further covenants and agrees that the Company will at all times have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise in full of the rights represented by this Warrant. If at any time the number of authorized but unissued shares of Common Stock of the Company shall not be sufficient to effect the exercise of the Warrant in full, subject to the limitations set forth in Section 1.3 hereto, then the Company will take all such corporate action as may, in the opinion of counsel to the Company, be necessary or advisable to increase the number of its authorized shares of Common Stock as shall be sufficient to permit the exercise of the Warrant in full, subject to the limitations set forth in Section 1.3 hereto, including without limitation, using its best efforts to obtain any necessary stockholder approval of such increase. The Company further covenants and agrees that if any shares of capital stock to be reserved for the purpose of the issuance of shares upon the exercise of this Warrant require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon exercise, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If and so long as the Common Stock issuable upon the exercise of this Warrant is listed on any national securities exchange or the Nasdaq Stock Market, the Company will, if permitted by the rules of such exchange or market, list and keep listed on such exchange or market, upon official notice of issuance, all shares of such Common Stock issuable upon exercise of this Warrant.

Section 3.  Other Adjustments.

3.1  Subdivision or Combination of Shares. In case the Company shall at any time subdivide its outstanding Common Stock into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall be proportionately reduced, and the number of Shares subject to this Warrant shall be proportionately increased, and conversely, in case the outstanding Common Stock of the Company shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall be proportionately increased, and the number of Shares subject to this Warrant shall be proportionately decreased.

3.2  Dividends in Common Stock, Other Stock or Property. If at any time or from time to time the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor:

(a)  Common Stock, Options or any shares or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution;

(b)  any cash paid or payable otherwise than as a regular cash dividend; or

(c)  Common Stock or additional shares or other securities or property (including cash) by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement (other than Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 3.1 above) or additional shares, other securities or property issued in connection with a Change (as defined below) (which shall be covered by the terms of Section 3.3 below), then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clause (b) above and this clause (c)) which such Holder would hold on the date of such exercise had such Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

3.3  Reorganization, Reclassification, Consolidation, Merger or Sale. If any recapitalization, reclassification or reorganization of the share capital of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its shares and/or assets or other transaction (including, without limitation, a sale of substantially all of its assets followed by a liquidation) shall be effected in such a way that holders of Common Stock shall be entitled to receive shares, securities or other assets or property (a “Change”), then, as a condition of such Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares, securities or other assets or property as may be issued or payable with respect to or in exchange for the number of outstanding Common Stock which such Holder would have been entitled to receive had such Holder exercised this Warrant immediately prior to the consummation of such Change. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to give effect to the adjustments provided for in this Section 3 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 3.3 shall similarly apply to successive Changes.

Section 4.  Ownership and Transfer.

4.1  Ownership of This Warrant. The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary until presentation of this Warrant for registration of transfer as provided in this Section 4.

4.2  Transfer and Replacement. This Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder hereof in person or by duly authorized attorney, and a new Warrant or Warrants, of the same tenor as this Warrant but registered in the name of the transferee or transferees (and in the name of the Holder, if a partial transfer is effected) shall be made and delivered by the Company upon surrender of this Warrant duly endorsed, at the office of the Company in accordance with Section 5.1 hereof. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction, and, in such case, of indemnity or security reasonably satisfactory to it, and upon surrender of this Warrant if mutilated, the Company will make and deliver a new Warrant of like tenor, in lieu of this Warrant; provided that if the Holder hereof is an instrumentality of a state or local government or an institutional holder or a nominee for such an instrumentality or institutional holder an irrevocable agreement of indemnity by such Holder shall be sufficient for all purposes of this Warrant, and no evidence of loss or theft or destruction shall be necessary. This Warrant shall be promptly cancelled by the Company upon the surrender hereof in connection with any transfer or replacement. Except as otherwise provided above, in the case of the loss, theft or destruction of a Warrant, the Company shall pay all expenses, taxes and other charges payable in connection with any transfer or replacement of this Warrant, other than income taxes and stock transfer taxes (if any) payable in connection with a transfer of this Warrant, which shall be payable by the Holder. Holder will not transfer this Warrant and the rights hereunder except in compliance with federal and state securities laws and except after providing evidence of such compliance reasonably satisfactory to the Company.

Section 5.  Miscellaneous Provisions.

5.1  Notices. Any notice or other document required or permitted to be given or delivered to the Holder shall be delivered or forwarded to the Holder at c/o M.A.G. Capital, LLC, 555 South Flower Street, Suite 4200, Los Angeles, California 90071, Attention: David F. Firestone (Facsimile No. 213/553-8285), or to such other address or number as shall have been furnished to the Company in writing by the Holder, with a copy to Paula Winner Barnett, Esq., 17967 Boris Drive, Encio, CA 91316 (Facsimile No. 818/743-7491). Any notice or other document required or permitted to be given or delivered to the Company shall be delivered or forwarded to the Company at Medical Discoveries, Inc. c/o Sunhaven Farms 30103 West Gwinn Road, Prosser, WA 99350 (Facsimile No. 509/786-2010), or to such other address or number as shall have been furnished to Holder in writing by the Company or to the Company by Holder, with copy to Troy Gould PC, 1801 Century Park East, Suite 1600, Los Angeles, CA 90067, Attention: Istvan Benko, Esq. (Facsimile No. 310/789-1426).

5.2  All notices, requests and approvals required by this Warrant shall be in writing and shall be conclusively deemed to be given (i) when hand-delivered to the other party, (ii) when received if sent by facsimile at the address and number set forth above; provided that notices given by facsimile shall not be effective, unless either (a) a duplicate copy of such facsimile notice is promptly given by depositing the same in the mail, postage prepaid and addressed to the party as set forth below or (b) the receiving party delivers a written confirmation of receipt for such notice by any other method permitted under this paragraph; and further provided that any notice given by facsimile received after 5:00 p.m. (recipient’s time) or on a non-business day shall be deemed received on the next business day; (iii) five (5) business days after deposit in the United States mail, certified, return receipt requested, postage prepaid, and addressed to the party as set forth below; or (iv) the next business day after deposit with an international overnight delivery service, postage prepaid, addressed to the party as set forth below with next business day delivery guaranteed; provided that the sending party receives confirmation of delivery from the delivery service provider.

5.3  No Rights as Shareholder; Limitation of Liability. This Warrant shall not entitle the Holder to any of the rights of a shareholder of the Company except upon exercise in accordance with the terms hereof. No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Warrant Price hereunder or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

5.4  Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California as applied to agreements among California residents made and to be performed entirely within the State of California, without giving effect to the conflict of law principles thereof.

5.5  Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets and/or securities. All of the obligations of the Company relating to the Shares issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder.

5.6  Waiver, Amendments and Headings. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by both parties (either generally or in a particular instance and either retroactively or prospectively). The headings in this Warrant are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereof.

5.7  Jurisdiction. Each of the parties irrevocably agrees that any and all suits or proceedings based on or arising under this Agreement may be brought only in and shall be resolved in the federal or state courts located in the City of Los Angeles, California and consents to the jurisdiction of such courts for such purpose. Each of the parties irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding in any such court. Each of the parties further agrees that service of process upon such party mailed by first class mail to the address set forth in Section 5.1 shall be deemed in every respect effective service of process upon such party in any such suit or proceeding. Nothing herein shall affect the right of a Holder to serve process in any other manner permitted by law. Each of the parties agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

5.8  Attorneys' Fees and Disbursements. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party or parties shall be entitled to receive from the other party or parties reasonable attorneys’ fees and disbursements in addition to any other relief to which the prevailing party or parties may be entitled.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer this 7th day of September, 2007.

COMPANY:
MEDICAL DISCOVERIES, INC.

By

Print Name: David R. Walker

Title: Chairman of the Board of Directors

SCHEDULE A

FORM OF NOTICE OF EXERCISE

[To be signed only upon exercise of the Warrant]

TO BE EXECUTED BY THE REGISTERED HOLDER
TO EXERCISE THE WITHIN WARRANT

The undersigned hereby elects to purchase _____________ shares of Common Stock (the “Shares”) of MultiCell Technologies, Inc. under the Warrant to Purchase Common Stock dated September 7, 2007, which the undersigned is entitled to purchase pursuant to the terms of such Warrant. The undersigned has delivered $________________, the aggregate Warrant Price for _____________ Shares purchased herewith, in full in cash or by certified or official bank check or wire transfer.

Please issue a certificate or certificates representing such shares of Common Stock in the name of the undersigned or in such other name as is specified below and in the denominations as is set forth below:

[Type Name of Holder as it should appear on the stock certificate]

[Requested Denominations - if no denomination is specified, a single certificate will be issued]

The initial address of such Holder to be entered on the books of Company shall be:

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for his own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

By:
Print Name:
Title:
Dated:

FORM OF ASSIGNMENT
(ENTIRE)

[To be signed only upon transfer of entire Warrant]

TO BE EXECUTED BY THE REGISTERED HOLDER
TO TRANSFER THE WITHIN WARRANT

FOR VALUE RECEIVED ___________________________ hereby sells, assigns and transfers unto _______________________________ all rights of the undersigned under and pursuant to the within Warrant, and the undersigned does hereby irrevocably constitute and appoint _____________________ Attorney to transfer the said Warrant on the books of ________ _________, with full power of substitution.

[Type Name of Holder]

By:

Title:

Dated:

NOTICE

The signature to the foregoing Assignment must correspond exactly to the name as written upon the face of the within Warrant, without alteration or enlargement or any change whatsoever.